TRUST FOR PROFESSIONAL MANAGERS
CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS
Revised November, 2005

I.             Introduction/Covered Persons

Trust for Professional Managers (the “Trust”) has been successful in large part by managing its business with honesty and integrity.  The principal officers of the Trust have an important and elevated role in corporate governance and in promoting investor confidence.  To further the ends of ethical and honest conduct among its officers, the Audit Committee of the Board of Trustees of the Trust has adopted this Code of Ethics.  This Code of Ethics is designed to comply with Section 406 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder.

This Code of Ethics applies to the principal executive officer, principal financial officer, controller and other senior financial officers of the Trust, as may be identified from time to time by the Audit Committee (collectively, the “Covered Persons”).

The Audit Committee shall be responsible for the overall administration of this Code of Ethics, but has delegated to the Trust’s Chief Compliance Officer (the “Chief Compliance Officer”) the responsibility to oversee the day-to-day operation of this Code of Ethics.

This Code of Ethics is in addition to, not in replacement of, the Trust’s Code of Ethics for access persons (the “Investment Company Code of Ethics”), adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Covered Persons may also be subject to the Investment Company Code of Ethics.

II.            Code of Ethics Requirements

This Code of Ethics requires each Covered Person to:

1.	Act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

2.	Provide full, fair, accurate, timely and understandable disclosure in reports submitted to or filed with the SEC and in all other public communications made by the Trust;

3.	Comply with laws, rules and regulations of the federal government, state governments and other regulatory agencies as they apply to the Trust;

4.	Disclose promptly to the Chief Compliance Officer any violations of this Code of Ethics of which the Covered Person may become aware; and

5.	Not retaliate against any other Covered Person or any employee of the Trust or their affiliated persons for reports of potential violations that are made in good faith.

III.           Conflicts of Interest

A conflict of interest occurs when a Covered Person’s private interest interferes in any way—or even appears to interfere—with the interests of the Trust as a whole or with his or her service to the Trust.  For example, a conflict of interest would arise if a Covered Person, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Trust.

Certain conflicts of interest arise out of the relationships between Covered Persons and the Trust and already are subject to conflict of interest provisions in the Investment Company Act and the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”).  For example, Covered Persons may not individually engage in certain transactions with the Trust (such as the purchase or sale of securities or other property, except the Trust’s own mutual fund shares) because of their status as “affiliated persons” of the Trust.  The Trust’s and the investment adviser’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.  This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts may arise from, or as a result of, the contractual relationship between the Trust and its investment adviser and/or administrator of which the Covered Persons are also officers or employees.  As a result, this Code recognizes that the Covered Persons will, in the normal course of their duties (whether formally for the Trust or for the adviser and/or administrator, or for both), be involved in establishing policies and implementing decisions that will have different effects on the adviser and/or administrator and the Trust.  The participation of the Covered Persons in such activities is inherent in the contractual relationship between the Trust and its investment adviser and/or administrator and is consistent with the performance by the Covered Persons of their duties as officers of the Trust.  Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act.  The following list provides examples of conflicts of interest under the Code, but Covered Persons should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Person should not be placed improperly before the interest of the Trust.

Each Covered Person must:

•
not use his or her personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Person would benefit personally to the detriment of the Trust; and

•	not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Person rather than for the benefit of the Trust.
There are some conflict of interest situations that should be discussed with the Chief Compliance Officer if material.  Examples of these include:

•
any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof; and

•
a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Person’s employment, such as compensation or equity ownership.

IV.          Accurate, Complete, Timely and Understandable Information

The Covered Persons are responsible for ensuring that Trust’s shareholders and the public receive financial and other information that is accurate, complete, timely and understandable.  Covered Persons are obligated to comply with all laws and regulations governing the public disclosure of Trust information.  All public statements, whether oral or written, must be understandable and accurate, with no material omissions.

The books and records of the Trust must be kept accurate and current to ensure that the public receives information that is full, fair, accurate, complete and timely.  The Covered Persons must ensure that transactions are completely and accurately recorded on the Trust’s books and records in accordance with generally accepted accounting principles.  Economic evaluations must fairly represent all information relevant to the evaluation being made.  No secret or unrecorded cash funds or other assets may be established or maintained for any purpose.

Each Covered Person shall also comply with the Trust’s disclosure controls and procedures and the Trust’s internal controls and procedures for financial reporting.

V.            Waivers

The Audit Committee may grant a waiver from one or more provisions of this Code of Ethics upon the request of a Covered Person and after a review of the relevant facts and circumstances.  The decision by the Audit Committee whether to grant a waiver from this Code of Ethics shall be final.

“Waiver” shall mean the approval of a material departure from a provision of this Code of Ethics.  If an executive officer becomes aware of a material departure from a provision of this Code of Ethics by any Covered Person, he or she shall immediately report such violation to the Chief Compliance Officer or the Audit Committee, as appropriate.  The Chief Compliance Officer shall promptly report the violation to the Audit Committee.  If the Audit Committee fails to take action with respect to the violation within ten business days, the Trust shall be deemed to have made an “implicit waiver” from this Code of Ethics.

If a waiver from one or more provisions of Section II of this Code of Ethics is granted by the Audit Committee to any Covered Person, including an implicit waiver, the Audit Committee shall direct the Trust to (a) post a notice and description of the waiver on the each applicable Fund’s website within five business days following the waiver, including the name of the person to whom the Trust granted the waiver and the date of the waiver, maintain such notice on the website for at least 12 months, and retain such notice for a period of at least 6 years following the end of the fiscal year in which the waiver occurred; or (b) include a description of the waiver in the Trust’s next report on Form N-CSR relating to the applicable Fund.  If the waiver will be disclosed via a Fund’s website, the Trust must have first disclosed in its most recent Form N-CSR relating to the applicable Fund that it intends to disclose these events on the Fund’s website and website’s address.

VI.           Amendments

This Code of Ethics may be amended by the Audit Committee as it deems appropriate.  If a provision of the Code of Ethics that applies to any Covered Person and that relates to one or more provisions of Section II of this Code is amended, the Audit Committee shall direct the applicable Fund to (a) post a notice and description of the amendment on the Fund’s website within five business days following the amendment, maintain such notice on the website for at least 12 months, and retain such notice for a period of at least 6 years following the end of the fiscal year in which the amendment occurred; or (b) include a description of the amendment in the Trust’s next report on Form N-CSR relating to the applicable Fund.  If the amendment will be disclosed via a Fund’s website, the rules applicable to website postings of waivers, discussed in Section V above, apply.

Technical, administrative or other non-substantive amendments to the Code of Ethics need not be disclosed.

VII.         Violations

If the Audit Committee becomes aware of an actual or potential violation of this Code of Ethics, it shall direct an investigation into the facts and circumstances surrounding the violation.  If a violation is found, the Audit Committee may impose on the Covered Person found to be in violation of this Code of Ethics any of a wide range of consequences as it deems appropriate, including warnings or letters of reprimand for less significant, first-time offenses, fines, reduced professional duties, suspension without pay and, in the most serious cases, termination.

VIII.        Disclosure

The Audit Committee shall direct the Trust to make this Code of Ethics publicly available through one of the following three methods:  (1) filing the Code as an exhibit to the Trust’s annual report on Form N-CSR relating to each Fund; (2) posting the text of the Code on the applicable Fund’s website, provided that the Fund has first disclosed the website’s address and intent to provide disclosure in this manner in its most report on Form N-CSR and provided further that the text of the Code remains on the applicable Fund’s website for as long as the Trust remains subject to the SEC’s rules promulgated under Section 406 of Sarbanes-Oxley ; or (3) providing an undertaking in its most recent report on Form N-CSR relating to each applicable Fund to provide a copy of the Code of Ethics to any person without charge upon request.

IX.          Acknowledgement

Each Covered Person shall, in the form attached hereto as Appendix A, acknowledge receipt of and compliance with the Code of Ethics upon adoption of this Code of Ethics or when initially hired, whichever occurs later.  Each Covered Person shall annually, in the form attached hereto as Appendix B, acknowledge receipt of and compliance with this Code of Ethics.

X.	Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code or in the course of investigating any alleged violation of this Code, such matters shall not be disclosed to anyone other than the Board, its counsel, the Trust, its counsel, the investment adviser, and its counsel.

XI.	Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of any Trust, as to any fact, circumstance, or legal conclusion.

Appendix A

ACKNOWLEDGMENT OF RECEIPT OF
THE CODE OF ETHICS

I acknowledge that I have received, read and understand the Code of Ethics dated _____________ and represent:

1.	In accordance with the Code of Ethics, I will report all violations of the Code of Ethics to the Chief Compliance Officer;

2.	I do not currently know of any violations of the Code of Ethics; and

3.	I will comply with the Code of Ethics in all other respects.

_________________________________________
Signature

_________________________________________
Print Name

_________________________________________
Title

Dated:____________________

A-1

Appendix B

ANNUAL CERTIFICATION OF COMPLIANCE WITH
THE CODE OF ETHICS

I certify that during the past year:

1.         I have reported all violations of the Code of Ethics of which I was aware;

2.         I have complied with the Code of Ethics in all other respects; and

3.	I have read and understand the Code of Ethics and recognize that I am subject thereto.

_________________________________________
Signature

_________________________________________
Print Name

_________________________________________
Title

Dated:____________________

B-1